Exhibit 23.1

We consent to the inclusion in the registration statement (Form S-1) of Dechan II, Inc. of our report dated June 13, 2012, with respect to the balance sheet as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended to be included in this registration statement (Form S-1).

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

July 31, 2012
Date